Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 30, 2016, by and among SemGroup Corporation, a Delaware corporation (“SemGroup”), Rose Rock Midstream, L.P., a Delaware limited partnership (“Rose Rock”) and TMOL, LLC, a Delaware limited liability company (“TMOL”).

WHEREAS, SemGroup is the holder of a Unit Majority (as defined in the Second Amended and Restated Agreement of Limited Partnership of Rose Rock (the “Rose Rock LP Agreement”)) and is the general partner of Rose Rock, and SemGroup and TMOL together own all of the outstanding common units representing limited partner interests in Rose Rock;

WHEREAS, SemGroup holds all of the limited liability company interests in TMOL and is the sole member of TMOL;

WHEREAS, the board of directors of SemGroup has authorized, approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Mergers (as defined below), and has determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Mergers, are advisable and fair to, and in the best interests of, SemGroup and its stockholders;

WHEREAS, SemGroup, in its capacity as the general partner of Rose Rock, has approved, authorized, and adopted this Agreement and the transactions contemplated hereby (including, without limitation, causing Rose Rock, in its capacity as the sole member of Rose Rock Midstream Operating, LLC (“Rose Rock Operating”), to consent to the admission of SemGroup as the sole member of Rose Rock Operating, and causing such admission to be effective upon the Effective Time (as defined below)) after making a determination that this Agreement and the transactions contemplated hereby, including, without limitation, the Mergers, are advisable and fair to, and in the best interests of, Rose Rock;

WHEREAS, SemGroup, in its capacity as the sole member of TMOL, has approved, authorized, and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Mergers, after making a determination that this Agreement and the transactions contemplated hereby, including, without limitation, the Mergers, are advisable and fair to, and in the best interests of, TMOL;

WHEREAS, pursuant to the transactions contemplated by this Agreement, and on the terms and subject to the conditions set forth herein, each of Rose Rock and TMOL, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Partnership Act (the “DLPA”) and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable, will merge with and into SemGroup, with SemGroup being the surviving entity of both mergers (together, the “Mergers”);

WHEREAS, approval of the SemGroup stockholders is not required to adopt this Agreement and consummate the transactions contemplated hereby because the Mergers will be consummated pursuant to Section 251(f) of the DGCL as it is incorporated by reference in Sections 263(e) and 264(e) of the DGCL, as applicable;

WHEREAS, pursuant to Sections 13.11 and 14.3 of the Rose Rock LP Agreement, SemGroup, in its capacity as the general partner of Rose Rock, has authorized the Limited Partners (as defined in the Rose Rock LP Agreement), following the execution of this Agreement, to approve this Agreement by written consent and without a meeting, without a vote and without prior notice; and

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Mergers be disregarded.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Sections 263 and 264 of the DGCL, Section 211 of the DLPA and Section 209 of the DLLCA, as applicable, each of Rose Rock and TMOL shall be merged with and into SemGroup at the Effective Time (as hereinafter defined). Following the Effective Time, (i) the separate limited partnership existence of Rose Rock shall cease and (ii) the separate limited liability company existence of TMOL shall cease, and SemGroup shall continue as the surviving entity of both Mergers (the “Surviving Entity”). The effects and consequences of the Mergers shall be as set forth in this Agreement, the DGCL, the DLPA and the DLLCA, as applicable.

2. Effective Time.

(a) The Mergers shall become effective upon the filing of a single certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, or at such later time as set forth in the Certificate of Merger (the “Effective Time”).

(b) From the Effective Time:

(i) all of the rights, privileges and powers of Rose Rock, and all property, real, personal and mixed, and all debts due to Rose Rock, as well as all other things and causes of action belonging to Rose Rock, shall be vested in SemGroup, as the Surviving Entity, and shall thereafter be the property of SemGroup, as the Surviving Entity, as they were of Rose Rock, and the title to any real property vested by deed or otherwise, under the laws of the State of Delaware, in Rose Rock, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of Rose Rock shall be preserved unimpaired, and all debts, liabilities and duties of Rose Rock shall thenceforth attach to SemGroup, as the Surviving Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by SemGroup;

(ii) all of the rights, privileges and powers of TMOL, and all property, real, personal and mixed, and all debts due to TMOL, as well as all other things and causes of action belonging to TMOL, shall be vested in SemGroup, as the Surviving Entity, and shall thereafter be the property of SemGroup, as the Surviving Entity, as they were of TMOL, and the title to any real property vested by deed or otherwise, under the laws of the State of Delaware, in TMOL, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of TMOL shall be preserved unimpaired, and all debts, liabilities and duties of TMOL shall thenceforth attach to SemGroup, as the Surviving Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by SemGroup; and

(iii) notwithstanding any other provision of the Limited Liability Company Agreement of Rose Rock Operating, as the same may be amended, (A) Rose Rock, in its capacity as the sole member of Rose Rock Operating, hereby consents to the admission of SemGroup as the sole member of Rose Rock Operating as of the Effective Time, (B) SemGroup is hereby admitted as the sole member of Rose Rock Operating as of the Effective Time, (C) Rose Rock Operating is hereby continued without dissolution, and (D) Rose Rock hereby instructs that the admission of SemGroup shall be recorded on the books and records of Rose Rock Operating, as of the Effective Time.

3. Organizational Documents. The bylaws of SemGroup in effect at the Effective Time shall remain the bylaws of the Surviving Entity until thereafter amended as provided therein or by the DGCL, and the certificate of incorporation of SemGroup in effect at the Effective Time shall remain the certificate of incorporation of the Surviving Entity until thereafter amended as provided therein or by the DGCL.

4. Directors and Officers. The directors and officers of SemGroup immediately prior to the Effective Time shall remain the directors and officers of the Surviving Entity from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and bylaws of the Surviving Entity or as otherwise provided by the DGCL.

5. Treatment of Securities. At the Effective Time, by virtue of the Mergers and without any action on the part of (i) SemGroup, (ii) Rose Rock, (iii) TMOL, (iv) any stockholder of SemGroup, (v) the sole member of TMOL, (vi) the holders of partnership interests in Rose Rock, or (vii) any other person:

(a) (i) all of the Common Units, (ii) the General Partner Interest and (iii) the Incentive Distribution Rights (each as defined in the Rose Rock LP Agreement) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b) all of the limited liability company interests in TMOL shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c) each share of capital stock of SemGroup issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

6. Entire Agreement. This Agreement, together with the Certificate of Merger, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

9. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SEMGROUP CORPORATION

By	/s/ Candice Cheeseman
Name:	Candice Cheeseman
Title:	Vice President and General Counsel

ROSE ROCK MIDSTREAM, L.P.

By	SEMGROUP CORPORATION, its general partner

By	/s/ Candice Cheeseman
Name:	Candice Cheeseman
Title:	Vice President and General Counsel

TMOL, LLC

By	SEMGROUP CORPORATION, its sole member

By	/s/ Candice Cheeseman
Name:	Candice Cheeseman
Title:	Vice President and General Counsel

[Signature page to Agreement and Plan of Merger between SemGroup Corporation, Rose

Rock Midstream, L.P. and TMOL, LLC]